EXHIBIT 99.1

 Itron Announces SEM Acquisition Clears FTC Regulatory Review Updates
                    Expectations for Second Quarter

    SPOKANE, Wash.--(BUSINESS WIRE)--June 3, 2004--Itron Inc. (Nasdaq:ITRI) announced today that the Federal Trade Commission (FTC) has terminated the waiting period required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 in connection with Itron's purchase of Schlumberger Limited's (Schlumberger) electricity metering products business (SEM). This favorable decision from the FTC means that Itron is now able to move ahead with the remaining steps to close the acquisition. The acquisition is expected to close no later than June 30, 2004.
    The SEM acquisition includes Schlumberger's electricity meter manufacturing and sales operations in the United States and the electricity meter operations of certain foreign affiliates of Schlumberger in Canada, Mexico, Taiwan and France. The purchase price for SEM has been adjusted down $7 million to $248 million, subject to post closing working capital adjustments. The purchase price, together with related fees and expenses, will be financed with proceeds from Itron's new $240 million senior secured credit facility and from a recently completed private placement of $125 million in senior subordinated notes.
    "SEM is the market leader in state-of-the art electricity meters, with a long track record of strong revenue, earnings and cash flow," said LeRoy Nosbaum, Itron chairman and CEO. "This acquisition will enable Itron to capitalize on the increasing demand for electronic meters with integrated AMR functionality and provides our customers with a more highly integrated suite of products and a broader, more attractive array of value propositions."
    Nosbaum commented that preliminary estimates indicate the acquisition of SEM will add between 15 and 25 cents to Itron's expected pro forma EPS in the second half of 2004 and that the Company intends to narrow that estimate between now and when it reports second quarter 2004 results on July 19, 2004. "Now that we have FTC approval, we can have detailed discussions with SEM about revenue expectations by customer and other financial matters that until now, we were not able to have." Pro forma EPS excludes intangible amortization expenses, restructuring charges and in-process R&D charges.
    However, Nosbaum added that the Company would fall short of analyst expectations for second quarter earnings partially due to approximately $1.2 million in net interest expense associated with the $125 million in financing the Company completed in early May, that is now in escrow, and an $800,000 write-off of the Company's remaining minority investment in Lanthorn Technologies, which ceased operations last week.
    Nosbaum added that, the Company is likely to see slightly lower than expected second quarter revenues due to several AMR orders that have not yet closed. "We knew coming into 2004 that the first half of the year would be challenging. While our performance in the first six months is turning out to be less than we had hoped for, much of the business that has been delayed remains quite active in our pipeline. SEM is expected to be more accretive than we had initially anticipated and our preliminary estimates for combined financial results in the second half of 2004 reflect good, strong growth."
    As previously disclosed, part of the FTC clearance process required Itron to license certain of its existing electric meter module and other AMR technology to a competing third party. Itron announced today that the licensee is Hunt Technologies in Pequot Lakes, MN and that the licensing agreement will become effective upon closing of the SEM acquisition.

    Conference Call

    Itron will host a conference call to answer questions on the SEM acquisition at 11:00 a.m. Eastern Standard Time on June 4, 2004. The call will be webcast live in a listen only mode, and later archived. The webcast is also being distributed over CCBN's Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through CCBN's individual investor center at www.fulldisclosure.com or by visiting any of the investor sites in CCBN's Individual Investor Network. Institutional investors can access the call via CCBN's password-protected event management site, StreetEvents (www.streetevents.com). Webcast replays will begin shortly after the conclusion of the call and will be available for approximately 3 weeks. A telephone replay of the call will also be available approximately one hour after the conclusion of the live call, for approximately 48 hours, and is accessible by dialing 800-428-6051 (Domestic) or 973-709-2089 (International), and entering passcode #359910.

    Forward Looking Statements

    Statements in this release that are not historical facts and that relate to future plans are "forward looking statements." These statements include, but are not limited to, Itron's expectations for financial results, including the impact of the SEM acquisition. A number of risks and uncertainties exist that may cause Itron's actual results to differ materially from those indicated or implied by forward looking statements. These risks and uncertainties include timing of when the acquisition of SEM closes, potential disruptions in operations associated with integrating the acquisition, the rate and timing of customer demand for the Company's products, rescheduling of current customer orders, changes in estimated liabilities for product warranties, changes in law and regulation (including FCC licensing actions) and other factors which are more fully described in our Annual Report on Form 10K for the year ended December 31, 2003 and our Quarterly Report on Form 10Q for the quarter ended March 31, 2004. Itron does not undertake any obligation to update forward looking statements as a result of new information, future events, changed expectations or otherwise.

    About Itron

    Itron is a leading technology provider and critical source of knowledge to the global energy and water industries. More than 2,800 utilities worldwide rely on Itron technology to deliver the knowledge they require to optimize the delivery and use of energy and water. Itron delivers value to its clients by providing industry-leading solutions for meter data collection, energy information management, demand side management and response, load forecasting, analysis and consulting services, transmission and distribution system design and optimization, web-based workforce automation, C&I customer care, enterprise and residential energy management. To know more, start here: www.itron.com.

    For additional information, please refer to the attached or contact
    Mima Scarpelli
    Vice President, Investor Relations and Corporate Communications
    509-891-3565
    mima.scarpelli@itron.com


             Schlumberger Electricity Metering Acquisition
                    June 3, 2004 Press Release Q&A

GENERAL ACQUISITION

1)  What operations or assets are included in the acquisition of SEM?

    a) We are acquiring all of the outstanding stock of Schlumberger Electricity, Inc., which conducts electricity meter manufacturing and sales operations in the U.S., and certain assets of or stock in foreign affiliates of Schlumberger that conduct electricity metering operations in Canada, Mexico, Taiwan and France.

2)  Are there operations of SEM that Itron is not acquiring?

    a) SEM has historically sold meters and provided manufacturing services to an affiliate, SchlumbergerSema, now part of ATOS Origin (ATOS), related to its fixed network AMR business. Itron will compete with other electricity meter manufacturers for the sale of meters to ATOS. The manufacturing services currently provided by SEM will be transitioned to ATOS over a short period of time, but no later than December 31, 2004. In 2003, SEM had approximately $18 million in meter sales and $49 million in service revenues from sales to SchlumbergerSema. See "Financial" section for additional details

3)  General information about SEM?

    a) SEM has been making electricity meters for over one hundred years.

    b)  SEM's primary facility is in West Union (Oconee County), South
        Carolina.

        i)  They have been manufacturing there since 1961.

        ii)  With headquarters located there since 1995.

    c)  SEM has approximately 1,000 employees worldwide.

        i) With a little more than 85% of them in North America.

    d) SEM estimates they have an installed base of approximately 37 million meters in the U.S., representing approximately 32% of all installed electricity meters in this market.

        i)  More than 3,200 customers in the U.S.

4)  What are the major reasons for this acquisition?

    a) The acquisition enables Itron to capitalize on the increasing demand for electronic meters with integrated AMR functionality.

    b) It provides our customers with a more highly integrated suite of products and a broader, more attractive array of value propositions.

    c) The acquisition of SEM substantially increases our size and adds diversification. SEM's purchase order based sales provide a nice balance to Itron's project-based sales.

5) Now that Itron is in the electricity meter business, will it continue to license its AMR technology to other electricity meter manufacturers?

    a) Itron will continue to cooperate with all electricity meter manufacturers to embed Itron AMR inside their electric meter products, both mechanical as well as electronic. Our customers today buy meters from a variety of meter manufacturers and we will work hard to maintain the good relationships we have with all of them in order to continue to provide our customers with a variety of choices to meet their needs.

    b) In terms of electronic meters, we have licensing agreements with several companies and expect to have additional agreements with other electricity meter manufacturers in the future.

6) Will Itron continue to embed other AMR vendor's technology in its electricity meters?

    a) Of course. Certain SEM customers do not use Itron's AMR technology but do use, and will continue to buy SEM's electricity meters.

    b) In addition to Itron AMR technology, SEM is currently embedding a number of other AMR vendors' technologies in their electricity meters and we would expect that to continue (DCSI, ATOS and a few others).

7) Why did Itron license its AMR technology to Hunt and what are the details of the arrangement?

    a)  Itron entered into the licensing agreement with Hunt
        Technologies, an AMR vendor located in Pequot Lakes, MN, as an accommodation to concerns raised by the Federal Trade
        Commission (FTC) regarding the impact our acquisition of SEM would have on competition.

    b) The license is perpetual and becomes effective upon the closing of the SEM acquisition.

    c) Itron is licensing to Hunt its existing electric encoder, receiver, transmitter (ERT) technology for use in electric meters only.

        i) In addition, Itron will license to Hunt required software application programming interfaces and protocols in order to enable Hunt to develop reading technology in the form of handheld or mobile collection units.

        ii) As well, Itron will sell handheld and mobile reading products to Hunt for resale.

    d) To facilitate and assist Hunt's expansion into this business as they establish supply channels, Itron will supply Hunt with ERT modules for resale.

8)  What fees will Itron receive for the license?

    a) Itron will receive a flat fee for the license, to be paid in increments from 2004 through 2007. The amount of the license fee is not material to Itron's overall financial results.

9) What impact will the Hunt licensing arrangement have on Itron's business in the short and long-term?

    a) Given the length of the sales process with utilities, and the fact that it will take some initial period of time for Hunt to begin to actively market our technology, we would not expect the arrangement to have a material impact on our business in 2004.

     b) It is more difficult to predict the impact this licensing arrangement will have on our business in the long-term. We believe the benefits of the SEM acquisition will more than offset any increased competition as a result of the licensing arrangement with Hunt.

10) Will Itron continue to sell electromechanical meters along with electric ERTs and SEM's "ERT like (R300)" units?

    a) Itron will continue selling electro-mechanical meters and AMR devices to satisfy customer demand.

11) Is Itron going to get into the gas and water meter manufacturing businesses as well?

    a)  We have no current plans to do so.

FINANCIAL

12) What was the acquisition price and how will Itron finance the acquisition?

    a) We initially agreed to a purchase price of $255 million. The purchase price was lowered to $248 million, to reflect changes in terms related to manufacturing support services that Itron will perform for the fixed network AMR business that was sold to ATOS Origin, along with other factors.

    b) We have a new $240 million senior secured credit facility and $125 million in senior subordinated notes.

    c) Proceeds from the debt will be used to finance the acquisition, pay related fees and expenses, and repay approximately $41 million of outstanding debt.

    d)  The terms of the new debt are as follows:

        i)  Revolving Credit Line -- $55 million

            (1) Annual interest rates will vary depending on market
                rates and coverage ratios.

            (2) Initial rate of LIBOR plus 2.75%

        ii) Term Loan -- $185 million, 7-year term

            (1) Annual interest rates will vary depending on market
                rates and coverage ratios.

            (2) Initial rate of LIBOR plus 2.25%

        iii) 7 3/4% Subordinated Notes - $125 million, 8-year term, 4 year non call

            (1) Issued at 99.625%

            (2) Effective interest rate of 7.875%

            (3) Closed into escrow and therefore, interest expense has been accruing on the full amount of the debt outstanding since May 10, 2004, offset by some intersest income.

13)  Why is Itron financing the transaction with debt?

    a)  Debt has the lowest cost of capital.

    b) Debt rates are the lowest they have been in years, which makes using debt to grow the company very attractive.

    c) The aggregate cash flow of the combined companies is expected to be strong and relatively stable which should enable Itron to repay the debt before maturity.

    d) Our initial debt to capitalization ratio will be slightly more than 60% and is expected to decline quickly thereafter.

14) What is the expected growth rate for Itron's electricity meter business and the electricity meter market in general?

    a) Over a long period of time, historical industry-wide growth in new electricity meters averaged about 3% per year, driven by housing starts and meter replacement activity.

    b) However, from 2000 through 2002, the average industry growth rate jumped to approximately 6%. In 2003, we estimate industry growth was a little more than 25%.

    c) The accelerated growth rate over the last few years has been largely driven by utilities implementing AMR. In general, when implementing AMR, utilities tend to replace or change out meters at a faster rate then normal.

    d) In 2003, SEM had a very large contract with one customer that resulted in significant growth for SEM as well as the industry.

    e) Going forward, we believe a 6% to 7% growth rate per year for the industry is sustainable given that interest in AMR is expected to remain strong.

15) Can you provide historical information on SEM's revenues, profits and cash flow?

    a) On April 27, 2004, we filed a Form 8K with the SEC that contains historical financial information for SEM for the years ended December 31, 2001 through 2003.

16) Please provide details on the portion of SEM revenues that will be transitioned to ATOS Origin?

    a) SEM has historically sold meters and provided manufacturing services to its affiliate SchlumbergerSema, now part of ATOS Origin (ATOS), related to its fixed network AMR business.

    b) The manufacturing services will be transitioned to ATOS over a short period of time, but not later than December 31, 2004. In 2003, SEM had approximately $49 million in services revenues from sales to SchlumbergerSema. The gross margin associated with these revenues was less than $3 million. As a result, the loss of these revenues is not expected to materially impact our future earnings.

    c) In 2003, approximately 6% of SEM's revenues, $18 million, resulted from sales of meters to SchlumbergerSema. To the extent ATOS purchases meters in the future, for new AMR systems, or for meter replacements under their existing AMR systems, we expect to be able to compete effectively with other electricity meter manufacturers for that business.

17) Does SEM have recurring revenues?

    a) There is no significant recurring revenue component.

18) Does SEM have any backlog?

    a) Yes, however, meter sales are a mix of project sales and routine sales.

    b) Routine sales typically occur on a yearly basis, particularly at large utilities. Utilities seek annual or multi year bids for their projected meter purchases. Once the contract is awarded, which is often split between two or more vendors, releases against that contract are given on a monthly or quarterly basis. SEM includes orders in bookings and backlog at the time the PO/release is received, not at the time of contract award.

19) What effect will the SEM acquisition have on Itron's financial outlook for 2004 and beyond?

    a) As mentioned in the press release, the acquisition of SEM is expected to be accretive to Itron's financial results in the second half of 2004.

    b) While we have a preliminary range of estimates for that accretion of 15 to 25 cents, we are not yet in a position to give specific earnings expectations for the combined operations in the second half of 2004. Now that we have FTC approval, we can get into the specific customer detail of SEM's forecast and compare that with our own to eliminate revenue projections that overlap (if any) and to make other adjustments that are necessary.

    c) In addition, with purchase price accounting, we will be writing up the value of SEM's inventory to market. That means that items in finished goods inventory at closing will not generate any margin when those items are sold in future periods. We need to evaluate how much finished goods inventory SEM has and how that will affect expected results.

    d) We intend to have those initial discussions and review completed by the time we release second quarter 2004 results, which will enable us to give more specific guidance on financial expectations for the rest of the year on a combined basis.

CUSTOMER

20) Who are SEM's customers and is there overlap with Itron?

    a) SEM has over 3,400 utility customers. This includes a mix of Investor Owned Utilities (IOUs), Municipalities, and Rural Electric Cooperatives, the majority of which are located in North America.

    b) Yes -- there is a great deal of overlap. Many of Itron's customers have some SEM meters installed and continue to buy meters from SEM as well as other electric meter manufacturers.

INTEGRATION / ORGANIZATION

21) What will happen to SEM's name?

    a) The electricity meter business will be branded as Itron and we will cease using the Schlumberger name in a very short period of time.

22) How does Itron intend to integrate SEM and how will they fit within Itron's organizational structure?

    a)  We have two major operating groups at Itron -- Hardware
        Solutions and Software Solutions. The electricity meter business will become a sub-group under Hardware Solutions.

    b) We have made significant progress in planning to bring the two companies together in terms of IT, HR, accounting and finance, and other administrative areas.

    c) We have high level plans for integrating sales and marketing and product development, and the detail work for bringing these areas together can begin, now that the FTC approval is behind us.

23) Will there be any headcount reductions or facility closures at either Itron or SEM as a result of this transaction?

    a) There will be some headcount reductions in SEM manufacturing with the transition of manufacturing support services to ATOS. Most of that should be contract employees but a small number of salaried employees may be impacted as well.

    b) Over time, we would anticipate a reduction in force in part of the Canadian operations due to manufacturing efficiencies.

    c) Overall, the changes are not expected to be material to combined headcount.

24) Will this transaction result in any changes to Itron's manufacturing operations in Waseca?

    a) Our Waseca, Minnesota operation is very efficient, profitable and very ably run.

    b) We would not anticipate any change in Waseca, early-on, from this acquisition. Over time, we will evaluate the Waseca and South Carolina operations and look to rationalize with any minor changes that might be useful.

    c) Fortunately, both facilities are operating at attractive levels of production leading to high efficiencies and attractive capacity utilizations.

INTERNATIONAL IMPLICATIONS

25) Does SEM sell products outside of the US and Canada?

    a) SEM sells products in the US, Mexico, Canada, the Caribbean and Taiwan and other countries.

    b) Business in Taiwan has been conducted through a 51% owned joint venture. At the close of the acquisition, Itron will buy the 51% previously owned by Schlumberger and the other 49% of the operation shortly thereafter.

    c) Until April 2004, SEM was restricted from selling outside of those locations as a result of an agreement SEM had with a former affiliate.

    d) Now that those restrictions have elapsed, Itron will evaluate where else in the world it will begin to market electric meters.

        i) Much of the world uses an IEC standard for electric meters versus an American ANSI standard. Accordingly, moving to those parts of the world where IEC standards are prevalent would require product design changes.

    CONTACT: Itron
             Mima Scarpelli, 509-891-3565
             mima.scarpelli@itron.com